Exhibit 99.2

Hillman Group Announces Pricing of Senior Notes Offering

Cincinnati, Ohio (May 19, 2010) – In connection with the recently announced acquisition of The Hillman Companies, Inc. (“Hillman Companies”) by Oak Hill Capital Partners, The Hillman Group, Inc. (“Hillman Group”), a subsidiary of Hillman Companies, announced that on May 18, 2010 it priced an offering of $150 million aggregate principal amount of its Senior Notes.  The notes will bear a fixed interest rate of 10.875 percent per year and mature on June 1, 2018.  The transaction is expected to close on or about May 28, 2010.  Hillman Group and Hillman Companies expect to use the net proceeds from the offering of the notes as well as borrowings under their new term loan and the proceeds of an equity contribution from Oak Hill Capital Partners and members of management of Hillman Companies to fund the cash consideration in the acquisition, to repay certain existing indebtedness, to finance the recently announced Quick-Tag acquisition and to pay related fees, expenses and other related payments.  The notes will be guaranteed by Hillman Companies, Hillman Investment Company and all of the domestic subsidiaries of Hillman Group.

The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States under Regulation S of the Securities Act.  The notes offered have not been registered under the Securities Act or any state securities laws and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws or pursuant to registration or exemption therefrom.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance of financial condition of Hillman Companies following the acquisition of Hillman Companies by Oak Hill Capital Partners.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman Companies’ filings with the Securities and Exchange Commission.  Hillman Companies undertakes no duty to update any forward-looking statements made herein.

For more information on Hillman, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, Ext. 2084